Exhibit 99.1

CNL Lifestyle Properties, Inc.

Historical Financial Information Presented at Bank of America Leverage Finance Conference

December 1, 2011

(in thousands)

	As of
	September 30, 2011	December 31,
		2010	2009
Real Estate Assets Under Management(1)	$2,859,273	$2,587,902	$2,485,608

FOOTNOTE:

(1)	Includes the Company’s ownership percentage in unconsolidated entities.

	Trailing Twelve Months Ended September 30, 2011	Years Ended December 31,
		2010	2009

Net loss	$(51,958)	$(81,889)	$(19,320)
Discontinued operations	—	—	—
Interest and other (income) expense	(917)	(2,759)	(2,676)
Interest expense and loan cost amortization	58,242	50,616	40,638
Equity in (earnings) loss of unconsolidated entities(1)	(1,686)	(10,978)	(5,630)
Gain on extinguishment of debt	(15,261)	(15,261)	—
Depreciation and amortization	122,493	126,223	124,040
Loan loss provision	(1,022)	4,072	—
Loss on lease termination	22,072	55,528	4,506
Impairment charges	16,691	26,880	—
Straight-line rent adjustments for leases and notes receivables(2)	(23,337)	(26,022)	(43,504)
Cash distributions from unconsolidated entities	20,537	12,691	10,786

Adjusted EBITDA	$145,854	$139,101	$108,840

FOOTNOTES:

(1)	Investments in our unconsolidated joint ventures are accounted for under the HLBV method of accounting. Under this method, we recognize income or loss based on the change in liquidating proceeds we would receive from a hypothetical liquidation of our investments based on depreciated book value. We adjust EBITDA for equity in earnings (loss) of our unconsolidated entities because we believe this is not reflective of the joint ventures’ operating performance or cash flows available for distributions to us. We believe cash distributions from our unconsolidated entities, exclusive of any financing transactions, are reflective of their operating performance and its impact to us and have been added back to adjusted EBITDA above.

(2)	We believe that adjusting for straight-line adjustments for leased properties and mortgages and other notes receivable is appropriate because they are non-recurring non-cash adjustments that may not be reflective of our on-going operating performance.

Non-GAAP Supplemental Financial Measures

We compute our financial results in accordance with generally accepted accounting principles (GAAP). Although Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA) is a non-GAAP financial measure, we believe Adjusted EBITDA calculations are helpful to stockholders and potential investors and are widely recognized measures of real estate investment trust (REIT) performance. Pursuant to the requirements of Regulation G, we have provided reconciliations to this non-GAAP measure to the most directly comparable GAAP measure.

We define Adjusted EBITDA as net income (loss), less discontinued operations and other income, plus (i) interest expense, net, and loan cost amortization and (ii) depreciation and amortization, as further adjusted to eliminate the impact of equity in earnings (loss) of our unconsolidated entities, straight-line adjustment for leased properties and mortgages and other rents receivable, cash distributions from unconsolidated entities, and certain other non-recurring items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

For additional information, please refer to our discussion of Adjusted EBITDA included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the period ended September 30, 2011, filed with the Securities and Exchange Commission on November 14, 2011.